MUTUAL FUND SERVICES AGREEMENT

Fund Accounting Services

Fund Administration Services

Transfer Agency Services

between

COMMONWEALTH INTERNATIONAL SERIES TRUST

and

HUNTINGTON ASSET SERVICES, INC.

AUGUST 14, 2015

Exhibit A – Portfolio Listing

Exhibit B – General Description of Fund Accounting Services

Exhibit C – General Description of Fund Administration Services

Exhibit D – General Description of Transfer Agency Services

Exhibit E – Fees and Expenses

Huntington Asset Services, Inc.	Commonwealth International Series Trust-1

MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of August 14, 2015, to be effective on the date of conversion (“Effective Date”), between Commonwealth International Series Trust, a Massachusetts business trust (the “Trust”) and Huntington Asset Services, Inc., a Delaware corporation (“HASI”).

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain HASI to provide certain transfer agent, fund accounting, administration, dividend disbursing, anti-money laundering and other general services (the “Services”) with respect to certain series of the Trust, as listed on Exhibit A (the “Funds”) and HASI is willing to furnish such Services; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment.

The Trust hereby appoints HASI as transfer agent, fund accountant, administrator, dividend disbursing agent and anti-money laundering agent for the Trust on the terms and conditions set forth in this agreement, and HASI hereby accepts such appointment and agrees to perform the Services as set forth in this Agreement. The Services of HASI shall be confined to those matter expressly set forth herein or as may be agreed to from time to time, and no implied duties are assumed by or may be asserted against HASI hereunder.

Section 2. Representations and Warranties of HASI.

HASI hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by HASI in accordance with all requisite action and constitutes a valid and legally binding obligation of HASI, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(c) It has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder; and

(d) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted. There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

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Section 3. Representations and Warranties of the Trust.

The Trust hereby represents and warrants to HASI, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

Section 4. Delivery of Documents and Other Materials.

(a) The Trust will promptly furnish to HASI such copies, properly certified or authenticated, of contracts, documents and other related information that HASI may request or require to properly discharge its duties. Such documents may include, but are not limited to, resolutions of the Board authorizing the appointment of HASI to provide the Services to the Trust and the Funds and approving this Agreement; and such other agreements and documents relating to the Trust and the Funds not easily accessible through a public website.

(b) The Trust shall cause to be turned over to HASI copies of all records of, and supporting documentation relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) for all Funds and matters relating to the Services hereunder, together with such other records relating to such Funds and matters as may be helpful or necessary to HASI’s delivery of Services hereunder. The Trust also shall cause to be delivered to HASI reconciliations (as of the date HASI begins providing Services hereunder) of each Fund’s outstanding shares, securities and cash held by each Fund, checking accounts, outstanding redemption checks and related accounts, tax payments and backup withholding accounts, and any other demand deposit accounts or other property held or owned by a Fund. The parties acknowledge that HASI will rely on these reconciliations (and other balances provided by HASI’s predecessor) as opening balances for the performance of its Services. On an ongoing basis, the Trust, through the investment adviser (the “Adviser”) or sub-adviser to the Funds, shall cause to be turned over to HASI all trade tickets and other documents evidencing transactions made on behalf of the Funds as and when made.

Section 5. Services Provided by HASI.

(a) HASI will provide the following Services subject to the direction and supervision of the Trust’s Board, and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws, applicable laws and regulations, and all resolutions, policies and procedures adopted by the Board, and further subject to HASI’s policies and procedures as in effect from time to time:

(i)	Fund Accounting Services, including services related to calculation of dividends and distributions, as described on Exhibit B to this Agreement.

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(ii)	Fund Administration Services, as described on Exhibit C to this Agreement.

(iii)	Transfer Agency Services, including Services related to payment of dividends and distributions and anti-money laundering related Services, as described on Exhibit D to this Agreement.

HASI shall be responsible for promptly communicating any conflicts between its policies and procedures in effect from time to time and the resolutions, policies and procedures adopted by the Board.

(b) HASI shall keep records relating to the Services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. HASI agrees that all such records prepared or maintained by HASI relating to the Services to be performed by HASI hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

Section 6. Fees, Expenses, Expense Reimbursement.

(a) Fee Schedule. The Trust will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Exhibit E, and as may be agreed to from time to time by the parties, together with any other amounts payable to HASI under this Agreement. For the avoidance of doubt, HASI will not be responsible for the fees or expenses of, and the Funds will reimburse HASI for any advances or payments made by HASI for the benefit of the Funds incident to the proper performance of the Services to, any investment adviser, custodian, non-discretionary subcontractor, intermediary or any other person listed or described in Exhibit E.

(b) Taxes. HASI shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any Customer, excluding taxes, if any, assessed against HASI related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in Exhibit E (if any).

(c) Invoices. Invoices will be payable within thirty (30) days of the date of the invoice. If the Trust disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute. Without prejudice to HASI’s other rights, HASI reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.

Section 7. Proprietary and Confidential Information.

(a) HASI agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of HASI’s responsibilities, rights and duties hereunder. HASI may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust. Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the

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course of performance of HASI’s responsibilities, duties and rights hereunder, when HASI may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Trust.

(b) HASI may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of Services under this agreement, and HASI may, from time to time, dispose of such “consumer report information” in connection with the provision of Services under this Agreement. To the extent that HASI disposes of “consumer report information,” HASI shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P. The term “consumer report information,” as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

Section 8. Scope of Responsibility.

(a) Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary, (i) HASI will not be liable to the Trust for any damages or losses as a result of the performance or non-performance by HASI of its obligations and duties hereunder, except where such damages or losses result from HASI’s willful misfeasance, bad faith, fraud or negligence in the performance of such obligations and duties or by reason of HASI’s reckless disregard of its obligations and duties hereunder; and (ii) HASI’s liability will be subject to the limitations set forth in this Agreement.

(b) Limitations on Liability.

(i)	HASI is responsible for the performance of only those duties as are expressly set forth herein and in the Exhibits as they may be amended from time to time. HASI will have no implied duties or obligations. Each Party shall mitigate damages for which the other party may become responsible hereunder.

(ii)	HASI shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any instruction or any other information it receives from the Funds, and shall be without liability for any loss or damage suffered by a Fund or any of the Funds’ customers as a result of HASI’s reasonable reliance on and utilization of any such instruction or other such information. For the avoidance of doubt, HASI shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance on any instruction believed by it in good faith to have been authorized by an authorized person.

(iii)	HASI shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust to provide HASI with any information.

(iv)	HASI is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any investment advisers, custodians, intermediaries or non-discretionary subcontractors.

(v)

HASI shall have no responsibility for the management of the investments or any other assets of the Trust or its customers, and HASI shall have no obligation to review, monitor or otherwise ensure compliance by the Fund with the policies, restrictions,

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guidelines or disclosures applicable to the Fund or any other term or condition of the original documents, operating documents, policies and procedures or prospectus. Further, HASI shall have no liability to the Trust for any loss or damage suffered by the Trust as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Trust or any misstatement or omission in the prospectus.

(vi)	Except as set forth in the exhibits hereto, the Trust acknowledges that the reporting obligations of HASI do not constitute a duty to monitor compliance by the Fund, and HASI shall not be liable for ensuring compliance by the Fund, with any legislation or regulations or exemptions from legislation or regulations of any jurisdiction applicable to the Fund.

(vii)	The Trust acknowledges that HASI does not provide valuations with respect to the Fund’s securities, products or services, does not verify any valuations provided to it by the Fund or any other person, and does not verify the existence of any assets in connection with Fund’s securities, products or services but instead relies exclusively on information about valuations and the existence of assets provided to it by the Fund or another third party, and HASI shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of assets.

(viii)	HASI will not be responsible or liable for any loss or damage arising from the misuse or sharing of online access by any authorized person of the Trust who has been issued a User ID by HASI.

(ix)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, HASI HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE TRUST OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. HASI DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(x)	Notwithstanding anything in this Agreement to the contrary, the liability of HASI to the Trust for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to HASI under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred (the “Cap”); provided, however, that to the extent any losses, claims, suits, controversies, breaches or damages result in a claim of liability during the first year of this Agreement, the Cap shall equal the amount of the last complete month prior to the claim of liability multiplied by twelve (12).

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(c) MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

Section 9. Indemnity.

(a) Indemnity by the Parties. Each party (“Indemnitor”) agrees to indemnify the other party, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by such Indemnitee in any action or proceeding between such Indemnitee and the Trust or between such Indemnitee and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against such Indemnitee in connection with or arising out of the following:

(i)	This Agreement, except any Loss resulting from the willful misfeasance, bad faith, fraud or negligence in the performance of obligations and duties of an Indemnitee (or its affiliates and its and their respective officers, directors, employees and representatives) or by reason of the reckless disregard of obligations and duties of an Indemnitee (or its affiliates and its and their respective officers, directors, employees and representatives) in connection with the Services;

(ii)	Any alleged untrue statement of a material fact contained in any prospectus or offering document of a Fund or arising out of or based upon any alleged omission to state a material fact required to be stated in any prospectus or offering document or necessary to make the statements in any prospectus or offering document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund by HASI specifically for use in the prospectus or offering document;

(iii)	Any act or omission of a Fund whose instruction or data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, HASI must rely upon in performing its duties hereunder, or as a result of acting upon any instructions reasonably believed by HASI to have been duly authorized by a Fund or an authorized person of a Fund;

(b) Notification, Participation, and Indemnitor Consent. Upon the assertion of a claim for which an Indemnitor may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Indemnitor of such assertion, and will keep the Indemnitor advised with respect to all developments concerning such claim. The Trust will have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitor’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; in the event the Indemnitee has not secured such consent, the Indemnitor will have no obligation to indemnify the Indemnitee.

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Section 10. Term.

(a) Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (the “Initial Term”) and will thereafter renew automatically for successive one year periods (the “Renewal Term”) unless it is terminated pursuant to clause 10(b).

(b) Termination. Subject to clause 10(c):

(i)	Either party may terminate this Agreement with or without cause during any Renewal Term, but only after the expiration of the Initial Term, by giving the other party 90 days’ written notice.

(ii)	Either party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if the breach is cured within thirty days’ notice; (iii) a material breach shall include failure to satisfy any agreed upon service level described in Exhibit F; and (iii) subject to applicable law, no such thirty (30) day notice period shall be required in the event the other party is insolvent or has submitted a voluntary petition for administration.

(iii)	This Agreement may be further terminated by either party immediately in the event of:

A.	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

B.	the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(iv)	This Agreement may be terminated by HASI immediately based on HASI’s reasonable opinion that the Trust has violated any law to which the Trust is subject and such violation of law would cause a significant risk to HASI from continuing to provide the Services to the Trust. Upon termination, HASI will, at the expense and direction of the Trust, transfer to the Trust or any successor service provider(s) to the Trust copies of all client records, subject to the payment by the Trust of unpaid and undisputed amounts due to HASI hereunder, including an amount equal to 50% of the balance for the remaining term that would be due HASI for its services under this Agreement during the Initial Term (“Liquidated Damages”).

(c) Termination-related Obligations. Related to termination of this Agreement:

(i)

If the Trust has terminated this Agreement without cause during the Initial Term, the Trust will pay HASI Liquidated Damages. In the event that the Trust is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or

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involved in any other transaction that materially reduces the assets and/or accounts serviced by HASI pursuant to this Agreement, the Liquidated Damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any Liquidated Damages amount payable to HASI will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by the Trust will cause substantial damages to HASI and because of the difficulty of estimating the damages that will result, the parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to HASI and that this sum is agreed to as Liquidated Damages and not as a penalty.

(ii)	Upon termination, HASI will, at the expense and direction of the Trust, transfer to the Trust or any successor service provider(s) to the Trust copies of all client records, subject to the payment by the Trust of unpaid and undisputed amounts due to HASI hereunder, including any Liquidated Damages. If by the termination date the Trust has not given instructions to deliver the client records, HASI will keep the Trust Records until the Trust provides instructions to deliver the client records, provided that HASI will be entitled to charge the Trust then-standard fees for maintaining the client records. HASI will provide no other services to or for the benefit of the Trust or any successor service provider unless specifically agreed in writing by HASI.

Section 11. Notices.

(a) Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(i)	If to the Trust, to:

Commonwealth International Series Trust

791 Town and Country Blvd., Suite 250

Houston, TX 77024-3925

Attention: President

With copy to:

The Law Offices of John H. Lively

A member firm of The 1940 Act Law GroupTM

11300 Tomahawk Creek Parkway, Suite 310

Leawood, KS 66211

Attention: John H. Lively

(ii)	If to HASI, to:

Huntington Asset Services, Inc.

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Attention: President

(b) Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

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Section 12. Assignment.

No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that HASI may make such assignment or transfer to a branch, subsidiary or affiliate.

Section 13. Arbitration.

Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Indianapolis, Indiana in accordance with its rules applicable to commercial disputes. The arbitration shall be conducted under the then-current rules of the AAA.

Section 14. Waiver.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 15. Force Majeure.

HASI shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party or any similar cause beyond the reasonable control of HASI, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Trust the right to terminate this Agreement.

Section 16. Amendments.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated verbally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 17. Severability.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

Section 18. Headings.

Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

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Section 19. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20. No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 21. Entire Agreement; Governing Law.

This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Indiana, without reference to conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

COMMONWEALTH INTERNATIONAL SERIES TRUST

By:	/s/ Robert W. Scharar	Date: 8/17/15
Print Name:	Robert W. Scharar
Title:	President

HUNTINGTON ASSET SERVICES, INC.

By:	/s/ R. Jeffrey Young	Date: 8/14/15
Print Name:	R. Jeffrey Young
Title:	President

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EXHIBIT A

to

Mutual Fund Services Agreement

List of Portfolios

Commonwealth Australia/New Zealand Fund

Africa Fund

Commonwealth Japan Fund

Commonwealth Global Fund

Commonwealth Real Estate Securities Fund

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EXHIBIT B

To

Mutual Fund Services Agreement

General Description of Fund Accounting Services

HASI shall provide the following accounting services to the Trust and/or to each of the Funds listed on Exhibit A:

•	Maintain portfolio records on a trade date + 1 basis using security trade information communicated by the Adviser.

•	For each valuation date, obtain prices from a pricing source approved by the Board of Trustees (“Board”) of the Trust and apply those prices to the portfolio positions.

•	Account for dividends, interest and corporate actions received by the Fund.

•	Transmit a copy of the portfolio valuation to the Adviser daily.

•	Reconcile cash of the Fund with the Fund’s custodian and provide a cash summary to the Adviser daily.

•	Reconcile portfolio holdings of the Fund with the Fund’s custodian.

•	Reconcile capital stock of the Fund.

•	Prepare the Fund expense projections and establishment of daily accruals.

•	Process and record payments for Fund expenses upon receipt of written authorization.

•	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

•	Determine net investment income for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

•	Maintain the books and records and accounting controls for the Fund’s assets.

•	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

•	For each day the market is open calculate per share net asset value, per share net earnings, and other per share amounts reflective of the Fund operations for each class of the Fund.

•	Communicate the daily net asset value and per share distributions to Adviser, and transmit to NASDAQ and to such other entities as directed by the Fund.

•	Produce transaction data, financial reports, and such other periodic and special reports as the Board, auditors or regulators may reasonably request.

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•	Maintain tax lot detail for the Fund’s investment portfolio.

•	Calculate taxable gain/loss on a security sale using the tax lot relief method specified by Adviser.

•	Calculate amounts due under 12b-1 and/or service plans and provide reports.

•	Provide the necessary reports and information deemed necessary to calculate the annual dividend and capital gains distribution in accordance with the policies and procedures detailed in the Fund’s prospectus.

The duties of HASI as fund accountant shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against HASI hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent HASI agrees to take such action, those actions taken shall be deemed part of the Exhibit B.

Additionally, the Trustees of the Trust shall cause the officers, Adviser, distributor, legal counsel, independent accountants, custodian, fund administrator and transfer agent for the Funds to cooperate with HASI and to provide HASI, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable HASI to perform its duties.

PERFORMANCE MEASUREMENTS

HASI agrees to meet the following Performance Measurements. If said measurements are not met, the Trust shall notify HASI in writing within 90 days of such failure and HASI shall have 30 days to cure. If HASI fails to cure, the Trust at its sole discretion, but subject to the provisions of Section 10(b)(ii), may exercise the option to terminate this Agreement for cause. Notice of intention to terminate must be received by HASI in writing. Upon receipt of notice to terminate, the standard 30 notice period shall commence.

Performance Measurements will be reported on a trailing six month calendar quarter basis.

PERFORMANCE MEASUREMENT	PERFORMANCE STANDARD
- NAV Accuracy	99% of NAV’s are completed accurately and properly reviewed

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EXHIBIT C

to

Mutual Fund Services Agreement

General Description of Fund Administration Services

Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will provide the following administrative services to the Trust and/or to each of the Funds listed on Exhibit A:

I. Financial and Tax Reporting

•	Prepare agreed upon management reports and Board materials such as unaudited financial statements, distribution summaries, and deviations of mark-to-market valuation and the amortized cost for money market funds.

•	Calculate and report Fund performance to outside services as directed by Trust management.

•	Compile data for and prepare, with respect to the Funds, timely notices to the Securities and Exchange Commission (“SEC”) required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR, or such other similar forms as the SEC may require (e.g., Form N-CEN).

•	Compile data for and prepare, with respect to the Funds, Form N-Q required pursuant to Rule 30b-1-5 under the 1940 Act, or such other similar forms as the SEC may require (e.g., Form N-PORT).

•	Prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(e) under the 1940 Act, subject to the review and approval of the Trust and the Trust’s independent accountants.

•	Provide financial and Fund performance information for inclusion in the Registration Statement for the Trust (on Form N-1A or any replacement therefore) and any amendments thereto, subject to the review of Trust counsel.

•	HASI will estimate organizational costs and expenses and monitor against actual disbursements for new Funds or classes of Funds.

•	Coordinate the printing of the Funds’ Semi-Annual and Annual Reports to Shareholders and Prospectus.

•	Coordinate the preparation and filing of all required Fund filings with the SEC.

•	Provide financial information for Fund proxy statements.

•	Assist in the preparation (for execution by the Trust) and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to the review and approval of the Trust and the Trust’s independent accountants.

•	Assist in compiling exhibits and disclosures for Form N-CSR as requested by the Adviser, in compliance with the Sarbanes-Oxley Act.

Huntington Asset Services, Inc.	Commonwealth International Series Trust-15

•	Assist with the coordination, communications and data collection with regard to yearly audits by independent accountants.

•	Determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Trust.

II. Compliance

•	HASI will develop and maintain written policies and procedures with respect to the Services provided by HASI under this Agreement which are reasonably designed to prevent the Trust from violating provisions of applicable law (defined as federal securities laws applicable to the Trust and as required by Rule 38a-1 under the 1940 Act)(the “HASI 38a-1 Program”). HASI will provide support to the Chief Compliance Officer (“CCO”) of the Trust by providing quarterly and annual certifications of its compliance with the HASI 38a-1 Program, including that HASI has implemented and monitored such policies and procedures and reported all pertinent information to an appropriate officer of the Trust and that it will continue to perform the specific requirements of the HASI 38a-1 Program in accordance with the terms of this Agreement. Certifications include, but are not limited to, Rule 38a-1, anti-money laundering, identity theft, quarterly portfolio compliance, market timing and late trading.

•	HASI will provide Sarbanes-Oxley certifying officers for Funds of the Trust, upon the request and reasonable acceptance of the Trust, at HASI’s sole expense.

•	HASI will provide automated daily or monthly post-trade portfolio compliance monitoring to test compliance by the Funds with (i) the investment objective and certain policies and restrictions as disclosed in each Fund’s Prospectus and Statement of Additional Information, (ii) certain SEC rules and regulations, and (iii) certain requirements of the Internal Revenue Code. This service includes system set up, monitoring, and violations reporting to the CCO of the Trust and/or Chief Compliance Officer of the Adviser.

•	Without limiting the generality of the forgoing, HASI will provide the following services in relation to the Trust’s compliance program during the term of this Agreement:

•	Assist the Trust in maintaining the Trust’s compliance program;

•	Assist the Trust’s CCO in the preparation and evaluation of the results of the annual reviews of the compliance policies and procedures of the service providers to the Trust as provided in Rule 38a-1 (“Service Providers”);

•	Provide support services to the CCO, including support for conducting an annual review of the Trust’s Compliance Program;

•	Assist the CCO in developing standards for reports to the Board by HASI and other Service Providers;

•	Assist the CCO in developing standards for reports to the Board by the CCO;

•	Assist the CCO in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Trust’s compliance program and compliance programs and related policies and procedures of Service Providers;

Huntington Asset Services, Inc.	Commonwealth International Series Trust-16

•	Perform risk-based testing and reporting of the compliance policies and procedures of service (other than the services set forth in the Trust’s compliance program service schedule) provided to the Trust by HASI and any affiliate of HASI acting as the Trust’s distributor, taking into account reasonable requests from the CCO to the extent practicable;

•	Provide copies of any compliance policies and procedures and any amendments thereto relating to HASI and any affiliate of HASI acting as the Trust’s distributor as the Trust or CCO may reasonable request in connection with the Trust’s compliance program;

•	Provide copies of the HASI’s SSAE 16 (or equivalent thereof) and summaries of any SEC deficiency letters to the extent comments relate specifically to the Trust;

•	Provide such information reasonably requested by the CCO, or the Board, in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance policies and procedures of HASI and any affiliate of HASI acting as the Trust’s distributor.

In addition, the following reports shall be provided as indicated below:

•	Trust Policies and Procedures Manual	At least annually

•	HASI Policies and Procedures Manual	At least quarterly

•	38a-1 Compliance Certifications	Quarterly/Annually

•	Compliance Calendar	At least annually

•	Compliance Log	Quarterly

•	Fundamental Portfolio Testing	Daily

•	Non-fundamental Portfolio Testing	Daily

•	Policies and Procedures Monitoring and Testing – Details and Summary	Quarterly

•	CCO Escalation	As needed

•	22c-2 Exception Reports/Summary	At least quarterly

•	Regulatory Updates	Quarterly

•	Risk Assessment	At least annually

•	Web Portal Access	As needed

•	Assist with Regulatory Exams	As needed

III. Regulatory Affairs and Corporate Governance

•	HASI will obtain Tax Identification Number (“TIN”), CUSIP number and NASDAQ symbol for new Funds or classes of Funds.

•	HASI will coordinate Fund name changes, liquidations or mergers with the CUSIP Bureau and NASDAQ, when applicable.

•	HASI will collect data and provide to the Adviser/Trust for regulatory inquiries and examinations.

•	HASI will prepare, with the assistance of Trust counsel, the Trust’s registration statements, including any prospectus, Statement of Additional Information, and all amendments and supplements thereto.

•	HASI will maintain the Trust’s governing documents and prepare any amendments thereto, including the Agreement and Declaration of Trust, By-laws, and minutes of Board and Committee meetings.

Huntington Asset Services, Inc.	Commonwealth International Series Trust-17

•	HASI will review and comment on drafts of minutes of meetings of the Board and its committees prepared by legal counsel. At the request of the Trust, HASI will draft the minutes of the meetings of the Board and its committees.

•	HASI will coordinate proxy solicitation process with designated proxy vendors; and file proxy materials.

•	HASI will coordinate the layout and printing of prospectuses and other publicly disseminated reports.

•	HASI will prepare, coordinate and disseminate materials for all Board and Committee meetings, including agenda, Board books, either electronic or otherwise, resolutions and supplemental materials.

•	HASI will coordinate and disseminate Board written consents; monitor and record the receipt of Trustee votes; communicate results to the appropriate parties.

•	HASI will attend and draft minutes for scheduled Disclosure Controls and Procedures (DCP) Committee meetings.

•	HASI will maintain Board compliance calendar; ensure the appropriate Trust, advisory and service provider agreement renewals are presented to the Board timely.

•	HASI will assist Trust counsel with the facilitation of the investment management agreement renewal process, including peer group comparison reports (the fees for which are allocated to the Trust).

•	HASI will manage production schedules for Board meetings and regulatory filings.

•	HASI will maintain Board meeting follow-up lists; coordinate status report meetings and track completion statuses.

•	HASI will update and disseminate list of authorized signers to the appropriate service providers.

•	HASI will coordinate execution and retention of approved Trust agreements.

•	HASI will prepare and coordinate the application of the Trust’s Fidelity Bond and Errors & Omissions insurance coverage; provide the Board with the insurance company’s annual proposal; and file the Fidelity Bond with the SEC, including amendments thereto.

•	HASI will keep employees of the Trust updated on industry and regulatory developments.

HASI can provide additional services to the Trust, Adviser and/or each of the Funds listed on Exhibit A upon request. These services are considered out-of-scope and can be provided at an additional cost, which would be negotiated before the services are rendered. These duties include:

•	Preparing and filing with the SEC exemptive relief orders, subject to the review of Trust counsel.

•	Drafting proxy materials.

The duties of HASI shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against HASI hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.

Additionally, the Trustees of the Trust shall cause the officers, Adviser, distributor, legal counsel, independent accountants, custodian, fund accountant and transfer agent for the Funds to cooperate with HASI and to provide HASI, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable HASI to perform its duties.

Huntington Asset Services, Inc.	Commonwealth International Series Trust-18

PERFORMANCE MEASUREMENTS

HASI agrees to meet the following Performance Measurements. If said measurements are not met, the Trust shall notify HASI in writing within 90 days of such failure and HASI shall have 30 days to cure. If HASI fails to cure, the Trust at its sole discretion, but subject to the provisions of Section 10(b)(ii), may exercise the option to terminate this Agreement. Notice of intention to terminate must be received by HASI in writing. Upon receipt of notice to terminate, the standard 30 notice period shall commence.

Performance Measurements will be reported on a trailing six month calendar quarter basis.

PERFORMANCE MEASUREMENT	PERFORMANCE STANDARD
Timeliness of Performance Distribution	99.5%
Timeliness of Regulatory Filings	100%
Daily Compliance Checks completed within T+2	99.0%
Timeliness of Shareholder Mailings	100%

Huntington Asset Services, Inc.	Commonwealth International Series Trust-19

EXHIBIT D

to

Mutual Fund Services Agreement

General Description of Transfer Agency Services

I.	General Services

HASI shall provide the following transfer agency services to the Trust and/or to each of the Funds listed on Exhibit A:

•	HASI will provide a recordkeeping system that supports front-end load, back-end load (CDSC), no-load and redemption fee funds.

•	HASI will provide asset allocation functionality including rebalancing of shareholder accounts.

•	HASI will establish and maintain shareholder accounts and records, including, but not limited to, address, dividend option, taxpayer identification numbers and wire instructions. Shareholder accounts and records will be stored electronically and tested in conjunction with our compliance oversight program.

•	HASI will process shareholder transactions (purchase, redemption and exchange orders), received in good form and in accordance with the Fund’s prospectus.

•	HASI will process transfers of shares, received in good form, in accordance with shareholder instructions.

•	HASI will execute transactions directly with broker-dealers, investment advisers and other institutions acting on behalf of investors as authorized by the Trust’s distributor.

•	HASI will facilitate payments of amounts due under 12b-1 and/or service plans.

•	HASI will issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

•	HASI will issue monthly, quarterly or annual statements as agreed upon with the Trust. Statements will provide cost basis information where applicable.

•	HASI will send required minimum distribution reminder letters to shareholders annually.

•	HASI will file IRS forms 1099, 5498, and 1042-S with shareholders and/or the IRS, and file IRS forms 1042 and 945 with the IRS. The 1042 and 945 filings are made by HASI on behalf of the Trust only if HASI has the authority and means to access the Trust’s or a Fund’s bank accounts to facilitate the required payments to the IRS.

•	HASI will perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”).

•	HASI will record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and the number of shares issued and outstanding.

Huntington Asset Services, Inc.	Commonwealth International Series Trust-20

•	HASI will process and transmit payments for dividends and distributions declared by the Trust for each Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

•	HASI will provide access to NSCC’s Fund/SERV and Networking. Additional functionality may be available and supported as an optional service.

•	HASI will provide a Blue Sky system that will enable the Trust to monitor the total number of shares of each Fund sold in each state. In addition, the Trust or its agent, including HASI, shall identify to HASI in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of HASI for each Fund’s Blue Sky state registration status is solely limited to the initial compliance by the Trust for each Fund and the reporting of such transactions to the Trust or its agent.

•	HASI will answer correspondence from shareholders, broker-dealers, and others relating to the Funds and such other correspondence as may from time to time be mutually agreed upon.

•	HASI will establish procedures and controls designed to mitigate risk to the Trust which are compliant with applicable SEC regulations. HASI reserves the right to implement policies not governed by SEC regulation or the Fund’s prospectus.

•	HASI will provide automated market timing monitoring and analysis, as well as data collection pursuant to Rule 22c-2 under the 1940 Act. This support includes system set up, monitoring, violations reporting to the CCOs, interfacing with third party intermediaries, and account restriction for market timing policy violations.

•	HASI will provide on-line portal access to shareholders and beneficiaries, and supports Vision and Adviser Central

•	HASI will provide 24-hour VRU services

•	HASI will provide access to its Tax Group to answer questions and coordinate retirement plan options.

•	HASI’s shareholder services group will be available from 8 AM to 6 PM on business days.

•	HASI will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders. The Trust will advise in advance of the declaration of any dividend or distribution by a Fund and the record and payable date thereof. HASI will, on or before the payment date of any such dividend or distribution, notify a Fund’s custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Trust will instruct its custodian to make available to HASI sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder’s account. A shareholder will receive a confirmation from HASI indicating the number of shares credited to his/her account.

Huntington Asset Services, Inc.	Commonwealth International Series Trust-21

II.	Anti-Money Laundering and Customer Identification Program Services

The following is a general description of the HASI AML Program services HASI shall provide to the Fund:

•	Customer Identification. HASI will verify shareholder identity upon opening new accounts, consistent with the HASI AML Program, and perform such other checks and verifications as are specified in HASI’s Customer Identification Program (which is a component of the HASI AML Program).

•	Purchase Transactions. HASI will reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the HASI AML Program, subject to the provisions of any additional agreement between the Fund and HASI regarding special liability checks and other remittances.

•	Monitoring and Reporting. HASI will monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the SEC, the U.S. Treasury Department, the IRS, and other appropriate authorities, in each case consistent with the HASI AML Program.

•	Frozen Accounts. HASI will place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the HASI AML Program.

•	Maintenance of Records. HASI will maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the HASI AML Program, and make the same available for inspection by (1) the Funds’ CCO, (2) any auditor of the Funds, (3) regulatory or law enforcement authorities, and (4) those other persons specified in the HASI AML Program.

•	Other Services. HASI will apply all other policies and procedures of the HASI AML Program to the Fund.

•	Maintenance of the HASI AML Program. HASI will maintain and modify the HASI AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the applicable AML laws. Upon request by the Trust, HASI shall make available its compliance personnel to the Trust and the Trust’s counsel to discuss amendments to the HASI AML Program that the Trust’s counsel believes are necessary to keep such program in compliance with applicable AML laws. Changes to HASI’s AML Program or special procedures may be implemented, at HASI’s sole discretion, for an additional fee to be agreed upon.

•	Annual Certification. On an annual basis during the term of this Agreement, HASI will certify to the Trust’s Board that it has implemented the HASI AML Program and that it will continue to perform the specific requirements of the HASI AML Program in accordance with the terms of this Agreement.

The duties of HASI shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against HASI hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent HASI agrees to take such action, those actions taken shall be deemed part of the Exhibit.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund accountant and administrator for the Funds to cooperate with HASI and to provide HASI, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable HASI to perform its duties.

Huntington Asset Services, Inc.	Commonwealth International Series Trust-22

PERFORMANCE MEASUREMENTS

HASI agrees to meet the following Performance Measurements. If said measurements are not met, the Trust shall notify HASI in writing within 90 days of such failure and HASI shall have 30 days to cure. If HASI fails to cure, the Trust at its sole discretion, but subject to the provisions of Section 10(b)(ii), may exercise the option to terminate this Agreement. Notice of intention to terminate must be received by HASI in writing. Upon receipt of notice to terminate, the standard 30 notice period shall commence.

Performance Measurements will be reported on a trailing six month calendar quarter basis.

PERFORMANCE MEASUREMENT	PERFORMANCE STANDARD
Calls answered within 20 seconds	90%
Abandoned Call rate	Less than 1%
Accuracy of Manual Trades	97%
12b-1 accuracy and timeliness of payments (10th business day)	98%

Huntington Asset Services, Inc.	Commonwealth International Series Trust-23

EXHIBIT E

to

Mutual Fund Services Agreement

Fees and Expenses

Annual Basis Point Fees

0.1500% (15.0 basis points) on the first $500 million of fund complex assets

0.1000% (10.0 basis points) on the next $500 million of fund complex assets

0.0500% (5.00 basis points) thereafter

Subject to Annual Complex Minimum of $325,000.

Fees do not include bank charges.

All other reasonable and customary out of pocket charges, including but not limited to AML Program Charges, 22c-2 support, blue sky processing, pricing (including evaluated fair value pricing), statements and confirms, record storage, tax form production and mailing, form licensing, telephone, NSCC transaction, FundServ, networking, Mutual Fund Profile1, DST Fan Mail/Vision, Online Access, OFAC support and board book materials are otherwise included in the fee schedule above.

Huntington Asset Services, Inc.	Commonwealth International Series Trust-24